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                                                                   EXHIBIT 10.62





Mr. Robert I. Bain
Deutsche Morgan Grenfell
6 Bishopsgate
London EC2P  2AT
UNITED KINGDOM                                        December 5, 1996


RE:   CORNERSTONE $32.5 MILLION TERM LOAN


Dear Robert,

On November 22, 1996, Cornerstone placed $100 million of preferred stock with the New York State Teacher's Retirement System. The stock is pari-passu with the existing preferred stock currently held by Deutsche Bank. Consequently, per our previous agreement, we are required to revise the terms of the above stated loan as follows.

Cornerstone Properties agrees to change the payment schedule of the loan to incorporate a fifteen year amortization schedule. The change will have no effect on the existing maturity date of December 31, 2003. I have attached a copy of the proposed schedule for your review.

We also agree that, at such time as the company completes an initial public offering in the United States and is listed on the New York Stock Exchange, the first available proceeds from such offering, after costs associated with such offering, will be used to prepay the above stated loan in full, at par.

Should there be any further documentation required with regard to this matter, please contact us. If not, please sign below your acceptance to the change in terms of the above stated debt facility.

Sincerely,


-------------------------                -------------------------
John S. Moody                            Kevin P. Mahoney
President                                Vice President and Treasurer

AGREED AND ACCEPTED

--------------------------
Deutsche Bank AG London
P.O. Box 411
6 Bishopsgate
London EC2P 2AT

Enclosure